EXHIBIT 10.7

CHINA YOUTH MEDIA, INC.
13428 Maxella Avenue, #342
Marina Del Rey, California 90292

March 29, 2011

Latitude 20, Inc.
101 Plaza Real South
Suite 201 South
Boca Raton, FL 33432

Gentlemen:

The following terms are intended to memorialize and confirm the agreement reached between China Youth Media, Inc., a Delaware corporation (“CHYU”), and Latitude 20, Inc., a Florida corporation (“Latitude”), with respect to the matters hereinafter set forth.  While the parties anticipate executing more definitive agreements regarding the subject matter, this letter agreement shall be binding upon its execution.

1.           CHYU hereby represents that it is a publicly traded company that files reports and other information with the Securities and Exchange Commission (“SEC”) and whose shares of common stock are quoted on the OTC Bulletin Board under the symbol CHYU.

2.           CHYU desires, and Latitude hereby agrees to assist CHYU, to effect a reverse merger or similar transaction with an operating business (the “Target”) whereby the business and assets of such Target shall be acquired by or merged with CHYU, or such Target will become a wholly-owned subsidiary of CHYU on terms as the parties shall mutually agree.  It is agreed that the parties have initially identified Midwest Emissions Control Corp., a North Dakota corporation (“Midwest”) as a possible Target candidate.

3.           Contemporaneously with the execution of this letter agreement, Latitude shall loan (the “Loan”) CHYU the principal amount of $50,000 in exchange for which CHYU shall deliver a convertible promissory note to Latitude in mutually acceptable form which shall (i) be due and payable one year from issuance (the “Maturity Date”) or the end of the Exclusivity Period, as such period may be extended, whichever is later, (ii) bear interest at the rate of 8.0% per annum, and (iii) be convertible into shares of common stock of CHYU at the rate of $.004 per share at the option of Latitude at any time following the Exclusivity Period (as hereinafter defined), as such period may be extended, and until the Maturity Date.  CHYU agrees that the proceeds of such loan shall be used to pay its operating costs consistent with past practices, including but not limited to the reasonable fees, costs and expenses incurred or to be incurred in connection with its Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the SEC.

4.           In consideration for the Loan, and during the period between the date of the execution of this letter agreement and one hundred twenty (120) days thereafter (the “Exclusivity Period”), CHYU will not, nor will it permit any of its officers, directors or agents acting on its behalf, in each case without the written consent of Latitude, to (i) enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any person other than Latitude or a party or parties introduced by Latitude relating to: (a) any acquisition or purchase of any assets of the CHYU or any of its respective subsidiaries (other than sales of inventory or immaterial portions of CHYU’s assets in the ordinary course) or any securities of CHYU or any of its subsidiaries, (b) any acquisition of securities of CHYU which would result in a change in control, or (c) any merger, consolidation or business combination involving CHYU or any of its subsidiaries; or, (ii) with respect to any effort or attempt by any other person to do or to seek any of the types of transactions referred to in (i) herein, participate in any discussions or negotiations, furnish to any other person any data or information with respect to CHYU or any of its subsidiaries or the business of CHYU or any of its subsidiaries, or otherwise cooperate in any way with, assist or participate in or facilitate or encourage any such effort.

5.           Notwithstanding anything herein to the contrary, Latitude shall have the option to extend the Exclusivity Period up to three additional successive ninety (90) days periods (each an “Extension Period”), provided written notice thereof is provided by Latitude to CHYU within fifteen (15) days prior to the end of the original Exclusivity Period or such appropriate Extension Period, as the case may be, along with an extension payment of $25,000 for such Extension Period (with it being understood that any extension payment will be in the form of a loan to CHYU containing the same terms and conditions as the Loan provided pursuant to Section 3 above).

6.           Each of the parties hereby represents that (i) it possesses the full power and exclusive right to enter into this agreement; and (ii) the execution, delivery and performance of this agreement by each party does not violate any agreement, instrument, judgment, order or award of any court or arbitrator or any law, rule or regulation to which it is bound or subject.

7.           This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This agreement shall not be assignable by any of the parties, without the prior written consent of the other parties hereto.

8.           This agreement shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be construed in accordance with the laws of said State, with venue in Los Angeles County, California.  Should any legal proceeding be necessary to construe or enforce the provisions or this agreement, then the prevailing party in such legal action shall be entitled to recover all court costs, reasonable attorney fees and costs of enforcing or collecting any judgment awarded.

9.           No modification, amendment or waiver of any of the provisions contained in this agreement, or any future representation, promise or condition in connection with the subject matter of this agreement, shall be binding upon any party to this agreement unless made in writing and signed by all of the parties.

10.        This agreement constitutes a single, integrated written contract expressing the entire understanding and agreement of the parties with respect to its subject matter, superseding all prior or contemporaneous agreements, whether written or oral.

11.           If any provision of this agreement is declared void or otherwise unenforceable, such provision will be deemed to have been severed from this agreement, which shall otherwise be and remain in full force and effect according to its remaining terms.

12.           This agreement may be executed in one or more counterparts with the same effect as if all of the parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.  A signed copy of the agreement which is received via facsimile or other electronic transmission shall be given the same effect for all purposes, as if it were the original.

If the foregoing is acceptable, kindly execute below whereupon this agreement shall be effective in accordance with its terms.

CHINA YOUTH MEDIA, INC.

By:	/s/ Jay Rifkin
Name: Jay Rifkin
Title: Chief Executive Officer

ACCEPTED AND AGREED TO
as of the 30th day of March, 2011

LATITUDE 20, INC.

By:	/s/ Dwayne Bigelow